AMENDMENT TO

CERTIFICATE OF THE DESIGNATIONS, POWERS,

PREFERENCES AND RIGHTS OF THE

SERIES A CONVERTIBLE PREFERRED STOCK

($0.0001 PAR VALUE PER SHARE)

OF

ECOSCIENCES, INC.

A NEVADA CORPORATION

Ecosciences, Inc. (the “Corporation”), a corporation organized and existing under Chapter 78 of the Nevada Revised Statutes, hereby certifies as follows:

1. This Certificate of Amendment (the “Certificate of Amendment”) amends the provisions of the Corporation’s Amended and Restated Certificate of Designation filed with the Secretary of State on May 8, 2014 (the “Series A Certificate of Designation”) in connection with the establishment by the Board of Directors of the Corporation of a class of preferred stock designated as the Series A Convertible Preferred Stock, par value $0.0001 per share (the “Series A Preferred Stock”), of the Corporation.

2. Section 2(a) (CONVERSION) of the Series A Certificate of Designation is hereby amended and restated in its entirety as follows:

CONVERSION AT THE OPTION OF THE HOLDER. From the respective Commencement Date (as defined below), each holder of Series A Convertible Preferred Stock (“Holder”) shall have the right to convert each share of Series A Convertible Preferred Stock into Twenty (20) fully-paid and non-assessable shares of common stock, par value $0.0001 per share, of the Corporation (the “Common Stock”). For shares of Series A Convertible Preferred Stock issued prior to September 11, 2015, the Commencement Date shall be the first anniversary of the date of issuance. For shares of Series A Convertible Preferred Stock issued on or after September 11, 2015, the Commencement Date shall be October 1, 2016. Notwithstanding the foregoing, in connection with any conversion hereunder, each Holder of Series A Convertible Preferred Stock may not convert any part of the Series A Convertible Preferred Stock if such conversion would cause such Holder or any of its assignees to beneficially own more than 4.99% of the Common Stock of the Corporation.

3. Section 3 (REDEMPTION) of the Series A Certificate of Designation is hereby amended and restated in its entirety as follows:

REDEMPTION. The Corporation may, at the Corporation’s option, at any time or from time to time from and after the day immediately following the date the Series A Convertible Preferred Stock is first issued, redeem all or any portion of, on a pro rata basis, the outstanding shares of Series A Convertible Preferred Stock for $0.40 per share (the “Redemption Price”):

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(a) The Corporation shall deliver to the Holders of the outstanding Series A Convertible Preferred Stock a written irrevocable redemption notice (the “Redemption Notice”) indicating the amount of shares of Series A Convertible Preferred Stock intended to be so redeemed and the date on which such redemption shall be made (the “Redemption Date”). Such Redemption Notice shall be delivered to the Holders of the Series A Convertible Preferred Stock at least fifteen (15) business days prior to the Redemption Date and such election shall bind all holders of Series A Preferred Stock; provided, however, that notwithstanding anything to the contrary contained herein, each holder of Series A Preferred Stock shall have the right, prior to the Redemption Date, to give effect to the conversion rights contained in Section 2 instead of giving effect to the provisions contained in this Section 3 with respect to the shares of Series A Preferred Stock held by such holder.

(b) In exchange for the surrender to the Corporation by the respective holders of shares of Series A Preferred Stock of their certificate or certificates representing such shares in accordance with Section 3(a) above, the aggregate Redemption Price for all shares held by each holder of shares shall be payable in cash in immediately available funds to the respective holders of the Series A Preferred Stock on the Redemption Date.

4. This amendment was duly adopted in accordance with the provisions of Chapter 78.1995 of the Nevada Revised States.

5. All other provisions of the Series A Certificate of Designation shall remain in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by Joel Falitz, its Chief Executive Officer, President, Secretary and Treasurer, this 11th day of September 2015.

By:	/s/ Joel Falitz
Name:	Joel Falitz
Title:	Chief Executive Officer, President, Secretary and Treasurer

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